Exhibit 99.1

CONTINENTAL MATERIALS CORPORATION REPORTS UNAUDITED

FIRST QUARTER RESULTS

CHICAGO, May 16 — Continental Materials Corporation (AMEX; CUO) today reported a net loss of $328,000 or 20 cents per diluted share for its first quarter ending March 31, 2007 compared to a net loss of $301,000 or 19 cents per diluted share for the same period in 2006.

                Sales increased $6,395,000, or 19 percent, to $40,079,000. The increase in sales was realized by all segments. The increase in the Concrete, Aggregates and Construction Materials segment was due to price increases in response to higher material costs. The increases reported by the Heating and Cooling segment and the Evaporative Cooling segment were largely weather related volume increases although some price increases were instituted due to copper, aluminum and steel material cost increases. The increase in the Door segment sales was the result of increased prices in response to increased material costs as well as a continuing strong demand in this segment’s principal market area.

The operating loss for the 2007 quarter declined from the 2006 level of $420,000 to $292,000 primarily due to the improved sales volumes in three of the segments. The operating loss for the Concrete, Aggregates and Construction Materials segment increased as price increases did not fully recover higher material and delivery costs. Depreciation, depletion and amortization also increased in this segment because of higher capital spending during 2006 and the first quarter of 2007, including the addition of $1,010,000 of amortizable intangibles related to an acquisition during the second quarter of 2006.

Interest expense increased as a result of higher average borrowings as well as higher interest rates.

CAUTIONARY STATEMENT— Statements in this document that are not historical facts are forward-looking statements.  It is important to note that the company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those suggested in the forward-looking statements is contained in the company’s Annual Report on Form 10-K for the year ended December 30, 2006 filed with the Securities and Exchange Commission, as the same may be amended from time to time.  Forward-looking statements are not guarantees of performance.  They involve risks, uncertainties and assumptions. The future results and shareholder values of the company may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond the company’s ability to control or predict. Shareholders are cautioned not to put undue reliance on forward-looking statements. In addition, the company does not have any intention or obligation to update forward-looking statements after the date hereof, even if new information, future events, or other circumstances have made them incorrect or misleading. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

SUMMARY OF SALES AND EARNINGS

(Unaudited)

	Three Months Ended
	March 31, 2007	April 1, 2006

Sales	$40,079,000	$33,684,000
Operating loss	(292,000)	(420,000)
Interest	(213,000)	(96,000)
Other income	16,000	61,000
Loss before income taxes	(489,000)	(455,000)
Benefit from income taxes	(161,000)	(154,000)
Net loss	$(328,000)	$(301,000)

Basic and diluted loss per share	$(0.20)	$(0.19)
Average shares outstanding	1,604,000	1,605,000